Exhibit 99.1

FOR IMMEDIATE RELEASE

For Further Information:

Howard N. Feist
Chief Financial Officer
(609) 584-3586

CONGOLEUM CORPORATION REPORTS THIRD QUARTER RESULTS

MERCERVILLE, NJ, November 5, 2008 – Congoleum Corporation (OTC: CGMC) today reported its financial results for the third quarter ended September 30, 2008.  Sales for the three months ended September 30, 2008 were $46.1 million, compared with sales of $53.6 million reported in the third quarter of 2007, a decrease of 14%.  During the third quarter, based upon the progress in its Chapter 11 proceedings and the estimated cost to complete its reorganization in the second quarter of 2009, Congoleum recorded a charge of $11.5 million to increase its reserve for asbestos related costs. The net loss for the quarter, which includes the charge of $11.5 million for asbestos related reorganization costs, was $10.1 million, compared with net income of $1.2 million in the third quarter of 2007. Net loss per share was $1.22 in the third quarter of 2008 compared with net income of $.15 per share in the third quarter of 2007.

Sales for the nine months ended September 30, 2008 were $140.9 million, compared with sales of $160.4 million in the first nine months of 2007.  The net loss for the nine months ended September 30, 2008, which includes the $11.5 million charge for asbestos related reorganization costs was $8.2 million, or $1.00 per share, versus net income of $1.7 million, or $.20 per share, in the first nine months of 2007.

Results for the three and nine months ended September 30, 2007 include $ 2.9 million and $8.5 million respectively of interest on Congoleum’s 8 5/8% Senior Notes.  Under the terms of its most recent reorganization plan, Congoleum will not pay interest on the Senior Notes for the period commencing with the filing of its bankruptcy.  In the fourth quarter of 2007 Congoleum reversed the post-bankruptcy interest it had previously recorded on the Senior Notes.  Congoleum is no longer recording interest expense on the Senior Notes, and there was no interest expense on the Senior Notes in the three and nine month periods ended September 30, 2008.

Roger S. Marcus, Chairman of the Board, commented “The majority of the decrease in our sales this past quarter from the third quarter of 2007 was due to sharply lower demand from the manufactured housing and recreational vehicle industry.  Sales for the balance of our business were down 6% from the third quarter of last year.  While this is still a significant decline, I believe it is better than market conditions would dictate, and reflects the continued success of our Duraproduct line, which continued to post modest sales increases over comparable prior year levels despite the poor economy.”

“We reduced inventories during the quarter, as did our distributors, in response to market conditions.  While we have also reduced overhead spending, these lowered production levels, coupled with the continued sharp inflation in raw materials experienced during the third quarter, more than negated the effect of our own selling price increases, and gross margins were well below year earlier levels.  Thanks to the cost reduction steps we have taken over the past year, our operating expenses are down $2.1 million from the third quarter of last year, which helped mitigate the decrease in gross profit.”

“Market conditions in manufactured housing, new construction and remodeling activity, which were already very weak, deteriorated further during the third quarter.  At the same time, raw material and energy costs spiked.  While we do not expect demand to improve for the balance of this year or much of 2009, there is some good news to report.  First, we have a substantial cash position, $23.8 million at the end of the most recent quarter.  Second, it looks like raw material costs may have peaked for the foreseeable future, and we are seeing indications of potential reductions based on declines in global demand and oil prices.  Third, we recently expanded our presence with two major retailers that we expect will provide us with incremental sales in 2009.  We also received a very favorable response to the recent introduction of our new products for 2009, which we hope will help us capture more than our fair share of retail activity.  Fourth, we are seeing the benefit of our cost reduction efforts, which have helped lower our breakeven point.  Finally, we just received approval from the Bankruptcy Court of a litigation settlement that we believe removes what had been one of the major obstacles to confirmation of our prior reorganization plans, and are optimistic that we can finally complete the process in the first half of 2009.”

“I reported last quarter that business conditions were the worst I’d ever seen, unfortunately they’ve gotten worse since, but we remain committed to taking whatever steps are necessary to improve cash flow and assure the business remains viable.  I have the utmost confidence in the commitment and determination of our people, and appreciate how they have risen to this latest challenge.”

Congoleum Corporation is a leading manufacturer of resilient flooring, serving both residential and commercial markets. Its sheet, tile and plank products are available in a wide variety of designs and colors, and are used in remodeling, manufactured housing, new construction and commercial applications. The Congoleum brand name is recognized and trusted by consumers as representing a company that has been supplying attractive and durable flooring products for over a century.

The above news release contains certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks, uncertainties and assumptions. These statements can be identified by the use of the words such as "anticipate," "believe," "estimate," "expect," "intend,” "plan," "project" and other words of similar meaning. In particular, these include statements relating to intentions, beliefs or current expectations concerning, among other things, future performance, results of operations, the outcome of contingencies such as bankruptcy and other legal proceedings, and financial conditions. These statements do not relate strictly to historical or current facts. These forward-looking statements are based on Congoleum's expectations, as of the date of this release, of future events, and Congoleum undertakes no obligation to update any of these forward-looking statements.

Although Congoleum believes that these expectations are based on reasonable assumptions, within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Readers are cautioned not to place undue reliance on any forward-looking statements. Any or all of these statements may turn out to be incorrect. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Any forward-looking statements made in this press release speak only as of the date of such statement. It is not possible to predict or identify all factors that could potentially cause actual results to differ materially from expected and historical results. Factors that could cause actual results to differ from expectations include: (i) the future cost and timing of estimated asbestos liabilities and payments, (ii) the availability of insurance coverage and reimbursement from insurance companies that underwrote the applicable insurance policies for the Company for asbestos-related claims, (iii) the costs relating to the execution and implementation of any plan of reorganization pursued by Congoleum, (iv) timely reaching agreement with other creditors, or classes of creditors, that exist or may emerge, (v) satisfaction of the conditions and obligations under Congoleum's outstanding debt instruments, (vi) the response from time to time of Congoleum's and its controlling shareholder's, American Biltrite Inc.'s, lenders, customers, suppliers and other constituencies to the ongoing process arising from Congoleum's strategy to settle its asbestos liability, (vii) Congoleum's ability to maintain debtor-in-possession financing sufficient to provide it with funding that may be needed during the pendency of its Chapter 11 case and to obtain exit financing sufficient to provide it with funding that may be needed for its operations after emerging from the bankruptcy process, in each case, on reasonable terms, (viii) timely obtaining sufficient creditor and court approval (including the results of any relevant appeals) of any reorganization plan pursued by Congoleum, and the court overruling any objections to the plan that may be filed, (ix) compliance with the United States Bankruptcy Code, including Section 524(g), (x) costs of, developments in, and the outcome of insurance coverage litigation pending in New Jersey state court involving Congoleum and certain insurers, (xi) the possible adoption of another party's plan of reorganization which may prove to be unfeasible, (xii) increases in raw material and energy prices or disruption in supply, (xiii) increased competitive activity from companies in the flooring industry, some of which have greater resources and broader distribution channels than Congoleum, (xiv) increases in the costs of environmental compliance and remediation or the exhaustion of insurance coverage for such expenses, (xv) unfavorable developments in the national economy or in the housing industry in general, including developments arising from the war in Iraq and Afghanistan and from the tightening of credit availability, (xvi) shipment delays, depletion of inventory and increased production costs resulting from unforeseen disruptions of operations at any of Congoleum's facilities or distributors, (xvii) product warranty costs, (xviii) changes in distributors of Congoleum's products, and (xix) Congoleum’s interests may not be the same as its controlling shareholder, American Biltrite Inc.  In any event, if Congoleum is not successful in obtaining sufficient creditor and court approval of a plan of reorganization, such failure would have a material adverse effect upon its business, results of operations and financial condition. Actual results could differ significantly as a result of these and other factors discussed in Congoleum's annual report on Form 10-K for the year ended December 31, 2007 and subsequent filings made by Congoleum with the Securities and Exchange Commission.

CONGOLEUM CORPORATION

RESULTS OF OPERATIONS

(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2008	2007	2008	2007
Net Sales	$46,085	$53,588	$140,948	$160,444
Cost of Sales	37,765	39,365	111,866	120,478
Selling, General & Administrative Expenses	7,768	9,829	26,138	29,243
Asbestos Related Charges	11,491	--	11,491	--

Income from Operations	(10,939)	4,394	(8,547)	10,723

Interest Income (expense),(net)	6	(2,961)	1,001	(8,765)
Other Income (expense),(net)	(377)	(213)	(791)	(247)
Net Income before Income Taxes	(11,310)	1,220	(8,337)	1,711
Provision for Taxes	(1,185)	20	(103)	27
Net Income	$(10,125)	$1,200	$(8,234)	$1,684

Net Income Per Share, Basic	$(1.22)	$0.15	$(1.00)	$0.20
Net Income Per Share, Diluted	$(1.22)	$0.14	$(1.00)	$0.20

Weighted Average Number of Common Shares Outstanding – Basic	8,272	8,272	8,272	8,272
Weighted Average Number of Common Shares Outstanding – Diluted	8,272	8,283	8,272	8,287
ADDITIONAL FINANCIAL INFORMATION:
Capital Expenditures	$1,242	$1,190	$2,746	$2,263
Depreciation and Amortization	$2,482	$2,610	$7,781	$8,003

CONDENSED BALANCE SHEET

(In thousands, except per share amounts)
(Unaudited)

	September 30,	December 31,
	2008	2007
ASSETS:
Cash and cash equivalents	$23,757	$26,327
Restricted cash	29,538	6,501
Accounts & notes receivable, net	15,971	14,162
Inventory	36,730	35,182
Other current assets	4,490	13,138
Total current assets	110,486	95,310

Property, plant & equipment (net)	57,132	61,993
Other assets (net)	7,561	11,909
Total assets	$175,179	$169,212

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable, accrued expenses & deferred income taxes	$82,688	$70,389
Revolving credit loan – secured debt	12,637	10,551
Liabilities subject to compromise - current	4,997	4,997
Total current liabilities	100,322	85,937

Liabilities subject to compromise	129,533	129,731
Long term debt	--	--
Other liabilities	--	--
Total liabilities	229,855	215,668

Stockholders’ equity (deficit)	(54,676)	(46,456)

Total liabilities & stockholders’ equity	$175,179	$169,212

ADDITIONAL FINANCIAL INFORMATION:
Working Capital	$10,164	$9,373
Current Ratio	1.1	1.1